Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the March 31, 2009, by and between Michael Narachi (“Executive”) and Orexigen Therapeutics, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and provide services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” means the occurrence of any of the following events:

(a) Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude;

(b) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Board of Directors or lawful and reasonable policies of the Company or its affiliates;

(c) Executive’s continued failure to faithfully and diligently perform the assigned duties of his/her employment with the Company or its affiliates, or Executive’s persistent and material failure to meet the personal performance objectives set for him by the Board;

(d) Unprofessional, unethical, immoral or fraudulent conduct by Executive;

(e) Conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or

(f) Executive’s material breach of this Agreement, the Proprietary Information and Inventions Agreement, or any other contractual, fiduciary, or statutory duty owed to the Company.

An event described in Section 1.2(b) through Section 1.2(f) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure or conduct and Executive fails to cure such event, failure, conduct or breach within 30 days

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from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of the Company to meet its financial or performance targets or goals shall not be deemed to be a breach pursuant to Sections 1.2(b) or 1.2(c) herein.

1.3 “Change in Control” means the occurrence of any of the following events:

(a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept;

(b) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

(c) the consummation of any consolidation, share exchange or merger of the Company (i) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (ii) in which a stockholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or

(d) the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

1.4 “Company” means Orexigen Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

1.5 “Constructive Termination” means Executive’s resignation from all positions he then holds with the Company because of:

(a) a material reduction in Executive’s authority, duties or responsibilities;

(b) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(c) a material reduction in Executive’s level of base salary; or

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(d) a relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than 50 miles (other than reasonable business travel required as part of the job duties associated with Executive’s position);

provided, however, that (i) such change, reduction or relocation is effected by the Company without Cause and without Executive’s consent; (ii) Executive first provides the Company with written notice of the condition described in (a), (b), (c) or (d) above not later than sixty (60) days following its initial occurrence; (iii) the Company is permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) Executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured.

1.6 “Covered Termination” means an Involuntary Termination Without Cause or Constructive Termination that occurs either within the three (3) month period before the effective date of a Change in Control or within the twelve (12) month period commencing on the effective date of a Change in Control.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts such employment. Executive shall perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board of Directors of the Company. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company. Notwithstanding the foregoing, it is agreed and understood that Executive shall be allowed to participate on the boards of directors of the following companies: AMAG Pharmaceuticals, Inc. and Ren Pharmaceuticals, Inc.; and Executive may be allowed to serve on other boards of directors during his employment with the Board’s prior written consent.

2.2 Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause. If applicable, upon the date of Executive’s termination of employment with the Company for any reason, Executive shall immediately resign from the Board and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof.

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2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.4 Effective Date. The effective date of this agreement shall be the date in which Executive begins employment with the Company which is anticipated to be the date hereof.

ARTICLE III

COMPENSATION AND BENEFITS

3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $450,000 (“Base Salary”), less required deductions and withholdings, payable on the regular payroll dates of the Company.

3.2 Annual Bonus. In addition to the Base Salary, during each calendar year Executive will be eligible for an annual performance bonus, equal to up to 60% of the Base Salary, and which is 100% based upon the achievement of Executive’s performance goals and objectives (“Annual Bonus”). The Compensation Committee of the Company’s Board shall determine in its sole discretion whether any such Bonus has been earned and, if so, the amount of any such bonus. Executive must be an employee in good standing at the time the Compensation Committee decides to award the Annual Bonus and, if Executive leaves the Company at any time and for any reason prior to such date, he/she will not be eligible to receive such a bonus or any pro-rata portion of such bonus. If awarded, the Annual Bonus shall be paid in January of each year.

3.3 Stock Options. Subject to approval of the Board or the Compensation Committee of the Board, Executive shall receive stock options to purchase 1,500,000 million shares of the Company’s common stock pursuant to the Company’s 2007 Equity Incentive Award Plan (the “2007 Plan”). Any stock options granted pursuant to this Section 3.3 shall have an exercise price per share equal to the then-current fair market value per share of the Company’s common stock (as determined pursuant to the 2007 Plan) on the grant date as approved by the Board or the Compensation Committee of the Board. Such stock options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to Section 4.2, 25% of the shares subject to such stock options shall vest on the one year anniversary of Executive’s date of hire and the remainder will vest in 36 equal monthly installments over a three year period thereafter, subject to Executive’s continued employment or service with the Company on each such date. Such stock options shall have a ten (10) year term and shall be subject to the terms and conditions of the 2007 Plan and the stock option agreement pursuant to which such stock options are granted. Executive shall be eligible for annual stock option grants consistent with the Company’s compensation philosophy as such policy is determined by the Compensation Committee of the Board of Directors; provided, however, that it shall remain in the sole discretion of the Compensation Committee to determine if any such grants shall be made and if so the amount of shares of common stock subject to such grants. In determining whether any option grants will be made, the Compensation Committee will consider, among other factors, whether Executive has experienced any dilution due to a financing of the Company.

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3.4 Vacation and Paid Time Off. Executive shall be entitled to 20 business days of paid vacation each year, accruing on a monthly basis, and 8 paid holidays each year.

3.5 Expenses. During the term of this Agreement, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with services rendered on behalf of the Company subject to Executive providing the Company with appropriate substantiation in accordance with Company policy.

3.6 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are generally provided by the Company to its executive employees, employed at similar full-time or part-time status, as applicable. Any such benefits and compensation practices shall be subject to the terms of the governing benefit or compensation plans and may be changed by the Company from time to time in its discretion.

3.7 Advance Bonus. In lieu of any relocation benefits that you may be entitled to receive pursuant to the Company’s relocation benefit policy, the Company will advance to you a lump sum amount of $250,000.00, less required tax withholdings, within ten days of your first date of employment (the “Advance Bonus”). This bonus will be considered an advance to you and will be deemed earned as follows: 50% on the first anniversary of your start date and the remaining 50% on the second anniversary of your start date. If you resign your employment in the absence of a Constructive Termination, or if the Company terminates your employment for Cause, at any time during your first year of employment, you agree to repay 100% of the Advance Bonus. If you resign your employment in the absence of a Constructive Termination, or if the Company terminates your employment for Cause, at any time during your second year of employment, you agree to repay 50% of the Advance Bonus. If you resign at any time due to a Constructive Termination, or if your employment is terminated by the Company without Cause at any time, you shall not be required to repay the Advance Bonus or any portion thereof.

ARTICLE IV

SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1 Severance Benefits In Event of Involuntary Termination Without Cause or Covered Termination. If Executive’s employment terminates due to an Involuntary Termination Without Cause or a Covered Termination, Executive shall receive any annual Base Salary that has accrued but is unpaid as of the date of termination of employment. In addition, provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and provided further that Executive first executes and does not revoke an effective general release of all known and unknown claims in the form and substance acceptable to the Company (the “Release”), Executive shall also be entitled to receive, as severance, either one of the following as applicable:

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(a) In the event of an Involuntary Termination Without Cause which occurs at any time other than during the period that begins three (3) months before the effective date of a Change in Control and concludes on the date that is twelve (12) months after the effective date of a Change in Control, his annual Base Salary (as in effect during the last regularly scheduled payroll period immediately preceding the Involuntary Termination Without Cause), less required deductions and withholdings, for a period of twelve (12) months, payable in one lump sum within ten (10) days after the effective date of the Release.

(b) In the event of a Covered Termination, his annual Base Salary (as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination), less required deductions and withholdings, for a period of eighteen (18) months, payable in one lump sum within ten (10) days after the effective date of the Release.

4.2 Acceleration of Vesting of Option.

(a) In the event of a Change in Control, and subject to Executive’s continued employment until such time, Executive shall vest in and be able to exercise 50% of the stock options described in Section 3.3 above that are unvested at such time. Thereafter, if assumed or continued by the acquiring or surviving entity, the remaining unvested options shall vest and become exercisable in equal monthly installments over the 12 months following the effective date of such Change in Control subject to Executive’s continued employment on each such vesting date; provided, however, that if fewer than 12 months remain until such remaining unvested stock options would be fully vested and exercisable on the original schedule following the Change in Control (after accounting for the 50% accelerated vesting in the prior sentence), the post-Change in Control vesting schedule for such options shall remain unchanged by the Change in Control.

(b) In addition to any accelerated vesting provided in Section 4.2(a) above in connection with a Change in Control, if: (i) Executive’s employment with the Company (or its successor) terminates due to an Involuntary Termination Without Cause or a Constructive Termination; (ii) in either case such termination occurs during the period that begins three (3) months before the effective date of a Change in Control and concludes on the date that is twelve (12) months after the effective date of a Change in Control; and (iii) Executive first executes and does not revoke the Release; then all stock options then held by Executive shall become fully vested and exercisable as of the date of such termination of Executive’s employment.

4.3 Section 409A Compliance. Each installment of severance benefits provided under this Agreement is to be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if one or more of such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s separation from service or (ii) the date of Executive’s death (such earlier date, the

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“Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay Executive a lump sum amount equal to the sum of the payments that he would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Agreement..

Executive shall receive severance benefits only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release and permits the Release to become effective in accordance with its terms.

4.4 Compensation/Benefits in Event of Termination for Cause or Resignation by Executive that Is not a Covered Termination. If the Company terminates Executive’s employment for Cause or as a result of his death or disability, or if Executive resigns his employment (unless pursuant to a Covered Termination), then this Agreement shall automatically terminate (except for Article V, Article VII, and Article VIII, which shall continue in effect), and upon such termination, the Company shall have no further obligation to Executive, his/her spouse or estate, except that the Company shall pay to Executive the amount of his/her Base Salary, and unused vacation pay, accrued to the date of such termination.

ARTICLE V

PROPRIETARY INFORMATION OBLIGATIONS

5.1 Agreement. Executive agrees to execute and abide by the Company’s standard form of Proprietary Information and Inventions Agreement (“Proprietary Information and Inventions Agreement”).

5.2 Remedies. Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI

OUTSIDE ACTIVITIES

6.1 Other Activities. Except with the prior written consent of the Board of Directors of the Company, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor; provided that such passive investments will not require services on the part Executive which would in any manner impair the performance of his/her duties under this Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. It is agreed and understood that Executive shall be allowed to participate on the boards of directors of the following companies: AMAG Pharmaceuticals, Inc. and Ren Pharmaceuticals, Inc.; and Executive may be allowed to serve on other boards of directors during his employment with the Board’s prior written consent.

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6.2 Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

ARTICLE VII

NONINTERFERENCE

While employed by the Company, and for one year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by: (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any competitor of the Company; or (ii) using or disclosing the Company’s trade secrets for the purpose of soliciting or attempting to solicit any client, customer or other person either directly or indirectly, to direct his/her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Executive’s duties under this Article VII shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

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8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an appropriate officer of the Company and Executive.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

8.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

8.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Eckard Weber
Eckard Weber, M.D.
Chairman of the Board of Directors and
Interim President and CEO

Accepted and agreed:

/s/ Michael Narachi
Michael Narachi

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